Exhibit 99.1

      November 24, 2009

A. O. Smith concludes purchase of Tianlong Holding Co. Ltd. water treatment business

Milwaukee, Wis.— A. O. Smith Corporation today announced A. O. Smith (Shanghai) Water Treatment Products Co., Ltd., concluded its purchase of the water treatment business of Tianlong Holding Co. Ltd. of Hong Kong.

A. O. Smith holds 80 percent of the newly formed company, which is considered a wholly owned foreign enterprise under Chinese law. A. O. Smith (Shanghai) Water Treatment Products Co. Ltd., will supply reverse osmosis water purification products to the China residential and commercial markets as well as export markets throughout the world.

“This is an important strategic action that we believe will benefit A. O. Smith and its shareholders,” Chairman and Chief Executive Officer Paul W. Jones said. “This puts A. O. Smith squarely in the rapidly growing global water treatment industry.”

“We are very excited about working closely with our new partner and the Tianlong team,” he continued. “Tianlong brings extensive experience and knowledge of the market to this new venture along with a strong customer base. We expect this rapidly growing business to generate sales of more than $75 million in 2010 with operating margins in the upper teens, excluding purchase accounting charges. We expect the acquisition will add between $0.10 and $0.15 to A. O. Smith’s 2010 earnings per share.”

In 2010, A. O. Smith will introduce a line of water purification products in China to be sold under the A. O. Smith brand name through the company’s current water heater distribution channels.

Founded in 1999, Tianlong employs more than 900 people in two facilities totaling approximately 40,000 square meters (431,000 square feet) in Shanghai. The company, China’s leading manufacturer of residential and commercial water purification equipment, supplies reverse osmosis appliances, reverse osmosis elements, water softeners, industrial and commercial water treatment equipment, filters, and components. Tianlong markets its products under multiple brand names in China, including Chanitex, Pucakon, Datangweiyi, Lingtangniao, Zhichenghe, and Yongxianglai in the residential market and the FS and SunMoonLake brands in the commercial channel. The company exports to more than 30 countries around the world.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; the inability to realize expected restructuring savings; further adverse changes in customer liquidity and general economic and capital market conditions; or the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2008 sales of $2.3 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.